Exhibit 10.22

CONSULTING AGREEMENT

THIS AGREEMENT is made by and between Dickie Walker Marine, Inc., having a place of business at 1405 South Coast Highway, Oceanside, CA 92054 (“Company”), and the consultant set forth on Exhibit A attached hereto and incorporated herein by reference (“Consultant”), commencing on the “Commencement Date” set forth in Exhibit A (the “Commencement Date”), and continuing until the “Termination Date” set forth in Exhibit A, unless earlier terminated under the terms of this agreement.

WHEREAS, Consultant represents it has the ability and experience to render the services set forth in Statement of Work attached hereto and incorporated herein by reference (the “Services”) as a Consultant for Company and desires to provide these Services to Company;

WHEREAS, Company wishes to obtain the Services of Consultant;

NOW, THEREFORE, in consideration of the foregoing and other covenants, conditions, and promises hereinafter set forth, Company hires Consultant, and Consultant agrees to perform the Services described below or in attachments hereto, if required.

1.	Compensation

During the term of this Agreement, the Company shall pay Consultant such amounts as set forth in Statement of Work and incorporated herein by reference. This is the only compensation Consultant shall receive from Company.

2.	Expenses

Company shall pay all reasonable expenses approved in advance by the Company and incurred by Consultant in providing the Services; provided, however that such reimbursement shall not exceed the actual cost of such expenses as incurred by Consultant.

3.	Duties

Consultant shall perform the Services set forth on Statement of Work attached hereto and incorporated herein by reference. Consultant warrants that the Services shall be performed in a manner consistent with best professional practices.

4.	Independent Contractor

a.	Consultant is not a partner, employee, or agent of Company. Consultant shall not (i) have authority to incur expenses on Company’s behalf without prior written consent or (ii) represent to third parties that Consultant is an employee of Company. All statements submitted by Consultant for expenses shall be subject to approval by Company. Consultant is solely responsible for withholding and paying any and all federal, state, and local taxes, social security payments, and any other taxes or payments which may be due incident to payments made by Company for Services rendered under this agreement. Consultant also agrees to maintain at all times during the term of the Agreement such insurance, including health insurance or workers’ compensation coverage, as will protect Company against any claims or liabilities arising out of work performed under this Agreement. Consultant shall not be able to participate in and receive benefits under the Company’s benefit plans generally available to employees of the Company.

b.	Consultant’s exclusion from benefit programs maintained by Company is a material component of the terms of compensation negotiated by the parties, and is not premised on Consultant’s status as a non-employee with respect to Company. To the extent that Consultant may become eligible for any benefit programs maintained by Company (regardless of the timing of or reason for eligibility), Consultant hereby waives Consultant’s right to participate in the programs. Consultant’s waiver is not conditioned on any representation of assumption concerning Consultant’s status under the common law test. Consultant also agrees that, consistent with Consultant’s independent contractor status, Consultant will not apply for any government-sponsored benefits that are intended to apply to employees of Company, including, but not limited to, unemployment benefits.

c.	Consultant is generally free to perform Consultant’s Services at a location of Consultant’s choosing. Consultant understands that the Services must coordinate with Company’s established protocols and security requirements and may from time to time need to be performed at Company’s premises. Consultant shall have sole discretion and control of Consultant’s services and the manner in which they are to be performed.

5.	Termination

Company may, at its option, immediately terminate this Agreement by giving written notice in the event of Consultant’s breach or in the event Consultant is unable to or refuses to perform in accordance with any provision of this Agreement. In the event of termination, cancellation or expiration, (i) all the Company property and all work created for Company in Consultant’s possession shall be forwarded immediately to Company and (ii) Company shall compensate Consultant for undisputed satisfactory Services rendered by Consultant.

6.	Confidential Information

In order to assist Consultant in the performance of this Agreement, Company may provide Consultant with confidential information including, but not limited to, business plans, business methods, trade secrets, trademarks, trade names, drawings, formulas, patterns, masks, models, devices, computer programs, secret inventions, processes, and compilations of information, records and specifications which are owned or licensed by Company (hereafter “Confidential Information”).

Consultant shall not use any Confidential Information except as required for the express and sole purpose of providing the Services in accordance with this Agreement. Any Confidential Information furnished or disclosed to Consultant hereunder shall be deemed the property of and, when in tangible form, shall be returned to the Company upon completion or termination of authorized work.

In no event is Consultant authorized to disclose Confidential Information without the prior written approval of Company. The terms of this paragraph shall be binding during and subsequent to termination of this Agreement for a period of five years.

Notwithstanding the foregoing, Confidential Information shall not include information that (a) is in the public domain or has been or is made public other than by acts of Consultant in violation of this agreement or (b) is already known by Consultant or becomes available to Consultant on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, provided that in order for Consultant to claim that such information is already known to Consultant, Consultant must at the time of disclosure advise the Company in writing that such information is known to Consultant.

Without the prior written consent of Company, Consultant shall not advertise, market or otherwise make known to others any other information relating to the work performed under this

Agreement, including mentioning or implying the name of Dickie Walker Marine, Inc. or Intelligent Energy Holdings, Plc or its subsidiaries.

Nothing in this Agreement is intended to limit any remedy of Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under any applicable law.

7.	Company Property

All Confidential Information referred to above and reports, drawings, computer programs, devices, models, and similar items relating to Company’s business, including the work product by Consultant, coming into Consultant’s possession shall remain the exclusive property of Company and shall not be removed from Company’s premises without Company’s consent.

Consultant shall return to Company all such Company property obtained during the course of this Agreement when this Agreement terminates or at such earlier time as might be requested by Company. Company shall have the sole right to use, sell, license, publish, or otherwise disseminate or transfer rights in work prepared by Consultant pursuant to the performance of this Agreement.

8.	Sub-Contractors

Consultant will not engage or make use of subcontractors for the purpose of providing the Services unless the Consultant receives the prior written consent of the Company.

9.	Non-Solicitation of Personnel and Customers

Consultant shall not, without the consent of the Company, solicit for employment or hire any Company employee for a period of two years following the termination of this Agreement except as may be agreed to in writing by both parties. Unless the Consultant receives the prior written consent of the Company, Consultant shall not, during the term of this Agreement and for a period of two years following the termination of this Agreement, or any extension of it, for any reason, either directly or indirectly (a) call on, solicit, or take away any of Company’s customers or potential customers about whom Consultant became aware as a result of Consultant’s Services to Company, either for Consultant or for any other person or entity; or (b) solicit or take away or attempt to solicit or take away any of Company’s employees or Consultants either for Consultant of for any other person or entity.

10.	Use and Disclosure of Ideas and the Like

Consultant shall not use or disclose to Company any subject matter in the course of performing this Agreement, including ideas, processes, designs, and methods, unless he or she has the right to so use or disclose. Consultant shall hold Company harmless for the use of subject matter disclosed or used in the performance of this Agreement when it is known or should have reasonably been known by Consultant that others have rights therein, provided however, that this provision shall not apply if the subject matter and the identity of those having rights therein is disclosed to Company in writing before Company uses the subject matter.

11.	Insurance and Liability

Consultant shall secure and maintain adequate insurance at all times during the term of this Agreement.

12.	Supervision by Consultant

Consultant shall be responsible for the supervision and direction of the work by its employees and, when work is done on the Company’s premises, shall at all times provide supervision of personnel on premises acceptable to the Company to carry out this responsibility. Consultant shall require its employees to comply with the Company’s plant regulations and policies.

Consultant agrees not to assign to work on the Company’s premises any of its employees not suitable to Company. Consultant agrees to remove from the Company’s premises, immediately in case of misconduct, any of its employees at the Company’s request.

13.	Assignment and Delegation

No rights or interest in this Agreement shall be assigned by Consultant without the written permission of the Company and no delegation of the services or other obligations owed by Consultant to the Company shall be made without the Company’s written permission.

14.	Injunctive Relief

Without limiting any other rights or remedies available at law or equity, each party to this Agreement agrees that the other party may seek injunctive relief to enforce its rights pursuant to the provisions of this Agreement without the necessity of posting a bond.

15.	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any action brought hereunder must be brought exclusively in the United States District Court for the Southern District of California or the California Superior Court for the County of Los Angeles, as applicable. Each party irrevocably submits to the non-exclusive jurisdiction of each of those courts and waives any objection which it may now or later have to the laying of venue of any action or proceeding relating in any way to this Agreement in any of those courts, and any claim that any action or proceeding brought in those courts has been brought in an inconvenient forum. Rules regarding conflict of laws do not apply, regardless of jurisdiction.

16.	Entire Agreement

This Agreement and the attached Statement of Work constitute the entire agreement of the parties and supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to said matter. In the event of any conflict between the terms of this Agreement and the Statement of Work attached hereto, the terms of this Agreement shall govern the rights and obligations of the parties. This Agreement may not be altered, amended, or modified except by written instrument signed by the parties hereto. The parties acknowledge that: (i) they have each had the opportunity to consult with independent counsel of their own choice concerning this Agreement and have done so to the extent they deem necessary, and (ii) they each have read and understand the Agreement, are fully aware of its legal effect, and have entered into it voluntarily and freely based on their own judgment and not on any promises or representations other than those contained in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this day and year below their respective names.

Consultant		Dickie Walker Marine, Inc.

By:	/s/ Gerald W. Montiel	By:	/s/ Todd W. Schmidt

Name: Gerald W. Montiel		Title:	Chief Financial Officer

Date: February 2, 2005		Date:	February 2, 2005

STATEMENT OF WORK

Consultant Name:	Gerald W. Montiel

Consultant Address:	6206 Avenida Cresta La Jolla, California 92037

Description of Services: Consultant shall use his best efforts to sell all assets of the Company which are directly and solely related to the manufacture and design of nautical apparel, gifts and decorative items (the “Nautical Business”).

Compensation for Services: Consultant shall receive 10,000 Stock Options (as defined below) for each $100,000 (each a “Disposition Proceeds Multiple”) in total net cash liquidation proceeds that Company receives directly and soley as a result of the performance of Consultant’s Services; provided, however that the number of Stock Options to be awarded to Consultant shall decrease on a monthly basis in accordance with the following formula:

N = L * (10,000 – ((m-1)*1,750))

Where N =	Total Number of Stock Options to be Received by Consultant (rounded to the nearest whole number)

M =	the number of Months (as defined below) which have transpired, (including the month of the date of calculation) on the date of final liquidation of the Nautical Business

L =	Number of Disposition Proceeds Multiples

For example: $200,000 in total liquidation proceeds received during the third month of the Term would result in the delivery to Consultant of the following number of Stock Options:

N = 2 * (10,000 – ((3 -1)*1,750)) = 13,000 Stock Options

“Stock Options” shall mean non-qualified stock options of the Company with a strike price equal to $7.25 and terminating on the sixtieth (60th) calendar month following the grant date for such stock options; provided, however that such strike price shall be adjusted as necessary to equal the valuation of the Company’s common stock calculated in accordance with Section 1.1(b) of the Acquisition Agreement (the “Acquisition Agreement”) by and between the Company and Intelligent Energy Holdings, Plc dated as of the date of this Agreement.

“Month” shall mean each 30 day period commencing with the Commencement date.

Consultant and the Company may, in their sole discretion, also mutually agree upon appropriate compensatory terms for Consultant to consummate a licensing agreement for the brands and other intellectual property owned by the Company.

Commencement Date: The date of closing of the Acquisition Agreement.

Termination Date: The first anniversary of the Commencement Date.